THIS SECURED CONVERTIBLE REDEEMABLE DEBENTURE AND THE SECURITIES INTO WHICH IT IS CONVERTIBLE (COLLECTIVELY, THE “SECURITIES”), HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE.  THE SECURITIES ARE BEING OFFERED PURSUANT TO A SAFE HARBOR FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THE SECURITIES ARE “RESTRICTED” AND MAY NOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, OR ELIGIBLE TO BE OFFERED OR SOLD PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE COMPANY WILL BE PROVIDED WITH OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTIONS ARE AVAILABLE.  FURTHER HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE MADE EXCEPT IN COMPLIANCE WITH THE ACT.

SECURED CONVERTIBLE REDEEMABLE DEBENTURE

NEW MEDIA LOTTERY SERVICES, INC.

Effective August 24, 2009

No. 2	US$275,000.00

This Secured Convertible Redeemable Debenture (this “Debenture”) is issued by New Media Lottery Services, Inc., a Delaware corporation (the “Company”), to Trafalgar Capital Specialized Investment Fund, FIS (together with its permitted successors and assigns, the “Holder”) pursuant to exemptions from registration under Section 4(2) and/or Regulation D as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in the amount of Two-Hundred Seventy Five Thousand United States Dollars (US$275,000) as follows:

Section 1.01         Principal and Interest.  For value received, the Company hereby promises to pay to the order of the Holder in lawful money of the United States of America and in immediately available funds the principal sum of Two-Hundred Seventy Five Thousand United States Dollars (US$275,000) together with interest on the unpaid principal of this Debenture at ten percent (10%) per annum compounded monthly from the date hereof (the “Settlement Date”) until paid.  Interest shall be computed on the basis of a 365-day year and the actual days elapsed and the Holder shall deduct no interest payments at Settlement (as defined in that certain Securities Purchase Agreement, dated effective as of July 20, 2009, by and between the Company and the Holder (the “Purchase Agreement”).  The entire principal amount outstanding and all accrued but unpaid interest hereon and the associated redemption premium shall be paid to the Holder on the twenty-fourth (24th) month anniversary from the Closing Date (the “Maturity Date”). Capitalized terms used but not defined in this Debenture shall have the meaning ascribed to them in the Purchase Agreement.

Section 1.02         Optional Conversion.  The Holder is entitled, at its option, to convert, and sell on the same day or at any subsequent time, at any time and from time to time, until payment in full of this Debenture, all or any part of the principal amount of the Debenture, plus accrued interest, into shares (the “Conversion Shares”) of common stock of the Company, par value $0.001 per share (“Common Stock”).  The number of shares of Common Stock issuable upon a conversion hereunder equals the quotient obtained by dividing (a) the outstanding amount of this Debenture to be converted by (y) the Conversion Price.  The “Conversion Price” shall mean the lower of (a) 100% of the Volume Weighted Average Price (“VWAP”) of the Common Stock as reported by Bloomberg, LP on the day prior to the Closing Date (as defined in the Purchase Agreement) the (“Fixed Conversion Price”) and (b) a fifteen percent (15%) discount to the lowest daily closing VWAP of the Common Stock during the five (5) trading days after the Conversion Date (as defined below).  No fraction of shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share.  To convert this Debenture, the Holder hereof shall deliver written notice thereof, substantially in the form of Exhibit A to this Debenture, with appropriate insertions (the “Conversion Notice”), to the Company at its address as set forth herein.  The date upon which the conversion shall be effective (the “Conversion Date”) shall be deemed to be the date set forth in the Conversion Notice.

Section 1.03         Limitations on Conversion.  The Holder shall not have the right to convert more than Fifty Thousand United States Dollars ($50,000) of the principal amount of the Debenture plus accrued interest per week.  If the Holder has delivered a Conversion Notice for an outstanding amount of this Debenture that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date in accordance with the terms of this Debenture and, any principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Debenture.

Section 1.04         Reservation of Common Stock.  The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Debenture, such number of shares of Common Stock as shall from time to time be sufficient to effect such conversion, based upon the Conversion Price.  If at any time the Company does not have a sufficient number of Conversion Shares authorized and available, then the Company shall take any and all actions required by Section 5(e) of the Purchase Agreement.

Section 1.05         Optional Redemption. The Company may redeem this Debenture, in whole or in part, at any time after the Settlement Date by providing the Holder with three (3) days advance notice (the “Redemption Notice”) and by paying unpaid principal and interest accrued to the date of such redemption and a twelve and one-half percent (12.5%) redemption premium (the “Redemption Premium”) on the principal amount redeemed so long as the Common Stock is trading below the Fixed Conversion Price at the time the Redemption Notice is received.  The date upon which a redemption or payment of principal and/or interest is made shall be a “Repayment Date”).

Section 1.06         Mandatory Redemption. Commencing on October 30, 2009 and each month thereafter through the Maturity Date, the Company shall make payments of (i) US$12,056.16 of outstanding principal, plus (ii) applicable accrued interest on the outstanding balance as of such payment date, plus (iii) the Redemption Premium on the principal amount redeemed.  In addition, upon the Company’s successful completion of any capital raise in excess of One Million United States Dollars (US$1,000,000), all unpaid principal and accrued but unpaid interest hereunder plus a Redemption Premium on the amount redeemed shall be immediately due and payable.

Section 1.07         Paying Agent and Registrar.  Initially, the Company will act as paying agent and registrar.  The Company may change any paying agent, registrar, or Company-registrar by giving the Holder not less than ten (10) business days’ written notice of its election to do so, specifying the name, address, telephone number and facsimile number of the paying agent or registrar.  The Company may act in any such capacity.

Section 1.08          Secured Nature of Debenture.  This Debenture is secured by those certain Security Instruments defined in Section 5(o) of the Purchase Agreement.

Section 1.09          Currency Exchange Rate Protections.

(a)           “Closing Date Exchange Rate” means the Euro to US dollar spot exchange rate as determined by the Holder’s custodian bank on the date of funds transfer to the Escrow Agent’s account .

(b)           “Repayment Exchange Rate” means in relation to each date of a Conversion Notice or date of a Redemption Notice, the Euro to US dollar spot exchange rate as quoted by the Holder’s custodian bank on such date or other such similar source.

(c)           If on the date of any Conversion Notice or Redemption Notice, the Repayment Exchange Rate is less than the Closing Date Exchange Rate then the number of Shares to be issued shall be increased by the same percentage as results from dividing the Closing Date Exchange Rate by the relevant Repayment Exchange Rate.  By way of example, if the number of Shares to be issued in respect of a particular Conversion Notice or Redemption Notice would, but for this Section 1.08, be 1,000 and if the Closing Date Exchange Rate is 1.80 and the relevant Repayment Exchange Rate is 1.75, then 1,029 shares of Common Stock will be issued in relation to that Conversion Notice or Redemption Notice, as the case may be.  For the avoidance of doubt, the formula for such calculation, by way of example for this Section, equals ((1.80 /1.75)-1)*1000 = 29 additional shares.

(d)           If on any Repayment Date, the Cash Payment Date Exchange Rate, as defined below is less than the Closing Date Exchange Rate then the amount of cash required to satisfy the amounts due at such time shall be increased by the same percentage as results from dividing the Closing Date Exchange Rate by the relevant Cash Payment Date Exchange Rate. “Cash Payment Date Exchange Rate” means in relation to each Repayment Date the Euro to US dollar spot exchange rate as quoted in the London edition of the Financial Times on such date.  By way of example, if the amount of cash required to repay all amounts due on such date would, but for this Section 1.08, be US$1,000 and if the Closing Date Exchange Rate is 1.80 and the relevant Repayment Exchange Rate is 1.75 then the amount of cash from the cash payment required to repay all amounts due on such date will be US$1,028.57. For the avoidance of doubt, the formula for such calculation, by way of example for this Section, equals ((1.80/1.75)-1)*US$1000 = US$28.57 additional dollars.

ARTICLE II.

Section 2.01          Amendments and Waiver of Default.  The Debenture may not be amended without the written consent of the Holder.

ARTICLE III.

Section 3.01         Events of Default.  An Event of Default is defined as follows: (a) failure by the Company to pay amounts due hereunder within two (2) calendar days of the required payment date; (b) failure by the Company’s transfer agent to issue Common Stock (which shall be freely tradable, if permitted by applicable laws) to the Holder within five (5) calendar days from the Conversion Date; (c) failure by the Company for ten (10) calendar days after notice to it to comply with any of its other agreements in this Debenture; (d) events of bankruptcy or insolvency of the Company; (e) a breach by the Company of its obligations under any of the Transaction Documents (as such term is defined in the Purchase Agreement) which is not cured by the Company within ten (10) calendar days after receipt of written notice thereof.  Upon the occurrence of an Event of Default, the Holder may, in its sole discretion, accelerate full repayment of all debentures (including, without limitation, this Debenture) outstanding and accrued interest thereon or may, notwithstanding any limitations contained in this Debenture, the Purchase Agreement or any other Transaction Document, convert all debentures (including, without limitation, this Debenture) outstanding and accrued interest thereon into shares of Common Stock pursuant to Section 1.02 herein.

Section 3.02         Failure to Issue Common Stock. As indicated in Article III Section 3.01, a breach by the Company of its obligations under the Purchase Agreement shall be deemed an Event of Default, which if not cured within ten (10) days, shall entitle the Holder to accelerate full repayment of all debentures (including, without limitation, this Debenture) outstanding and accrued interest thereon or, notwithstanding any limitations contained in this Debenture, the Purchase Agreement or any other Transaction Document, to convert all debentures (including, without limitation, this Debenture) outstanding and accrued interest thereon into shares of Common Stock pursuant to Section 1.02 herein.  The Company acknowledges that failure to honor a Notice of Conversion shall cause irreparable harm to the Holder.

ARTICLE IV.

Section 4.01         Rights and Terms of Conversion.  Subject to Section 1.03, this Debenture, in whole or in part, may be converted at any time following the Closing Date, into shares of Common Stock at a price equal to the Conversion Price as described in Section 1.02 above.

Section 4.02         Re-issuance of Debenture.  When the Holder elects to convert a part of the Debenture or the Company redeems a part of the Debenture, then the Company shall reissue a new Debenture in the same form as this Debenture to reflect the new principal amount.

ARTICLE V.

Section 5.01 Restriction on Issuance of the Capital Stock, Incurring Debt or Granting of Security Interests. So long as any of the principal of or interest on any debentures (including, without limitation, this Debenture) remain unpaid, the Company shall  (i) not enter into any security instrument granting the holder a security interest in any and all assets of the Company or any subsidiary of the Company (whether now owned or acquired in the future while any debentures (including, without limitation, this Debenture) are outstanding without the prior written consent of the Holder, (ii) not permit any subsidiary of the Company (whether now owned or acquired in the future while any debentures (including, without limitation, this Debenture) to enter into any security instrument granting the holder a security interest in any and all assets of such subsidiary without the prior written consent of the Holder or (iii) not incur any additional debt or permit any subsidiary of the Company to incur any additional debt without the prior written consent of the Holder.

ARTICLE VI.

Section 6.01          Notice.  Notices regarding this Debenture shall be sent to the parties at the following addresses, unless a party notifies the other parties, in writing, of a change of address:

If to the Company, to:	New Media Lottery Services, Inc.
1400 Technology Drive
Harrisonburg, VA 22802
Attention: John Carson, President & CEO
Facsimile: (540) 437-1688

With a copy to:	William P. Ruffa, Esq. 110 East 59th Street New York, NY 10022 Telephone: (212) 355-0606 Facsimile: 1-877-FAX-RUFF

If to the Holder:	Trafalgar Capital Specialized Investment Fund, FIS
The Dickens, Kirk Street 16 Northington Street London WC1N 2DG
Attention: Andrew Garai, Chairman of the Board of
Trafalgar Capital Sarl, General Partner
Facsimile: 011-44-207-405-0161 and 001-786-323-1651

With a copy to:	K&L Gates LLP
200 South Biscayne Blvd., Suite 3900
Miami, FL 33131
Attention: Clayton Parker, Esq.
Telephone: 305-539-3306
Facsimile: 305-358-7095

Section 6.02         Governing Law.  This Debenture shall be deemed to be made under and shall be construed in accordance with the laws of the State of Delaware without giving effect to the principals of conflict of laws thereof.  Each of the parties consents to the jurisdiction of the U.S. District Court sitting in the Southern District of the State of Florida or the state courts of the State of Florida sitting in Miami-Dade County, Florida in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

Section 6.03         Severability.  The invalidity of any of the provisions of this Debenture shall not invalidate or otherwise affect any of the other provisions of this Debenture, which shall remain in full force and effect.

Section 6.04         Entire Agreement and Amendments.  This Debenture represents the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein.  This Debenture may be amended only by an instrument in writing executed by the parties hereto.

Section 6.05          Counterparts.  This Debenture may be executed in multiple counterparts, each of which shall be an original, but all of which shall be deemed to constitute on instrument.

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IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company as executed this Debenture as of the date first written above.

NEW MEDIA LOTTERY SERVICES, INC.

By:
Name:
Title:

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to Convert the Debenture)

TO:

The undersigned hereby irrevocably elects to convert US$_________________ of the principal amount of the above Debenture into Shares of Common Stock of New Media Lottery Services, Inc., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Applicable Conversion Price:

Signature:

Name:

Address:

Amount to be converted:	US$

Amount of Debenture unconverted:	US$

Conversion Price per share:	US$

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and to the following address:

Issue to:

Authorized Signature:

Name:

Title:

Phone Number:

Broker DTC Participant Code:

Account Number:

A-1